Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129583, 333-143488 and 333-181509) of Ormat Technologies, Inc. of our report dated March 16, 2018, except for the effects of the restatement and revision discussed in Note 1 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2017 annual report on Form 10-K/A, as to which the date is June 19, 2018, and except for Note 1(a), as to which the date is March 1, 2019 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 1, 2019